99.4 Opinion of the District Court of Appeal, First District, State of Florida, dated December 3, 2003


    COASTAL PETROLEUM COMPANY, a Florida corporation, Appellant, v. STATE OF

   FLORIDA, DEPARTMENT OF ENVIRONMENTAL PROTECTION, and THE BOARD OF TRUSTEES

               OF THE INTERNAL IMPROVEMENT TRUST FUND, Appellees.

                               Case No. 1D02-4712.

              District Court of Appeal of Florida, First District.

                         Opinion filed December 3, 2003.


An appeal from the Circuit Court for Leon County, Judge L. Ralph Smith.

S. Cary Gaylord, Tampa; Robert J. Angerer, Tallahassee; M. Stephen Turner, Tallahassee; Susan W. Fox and Charles W. Pittman, of MacFarlane Ferguson & McMullen, Tampa, for Appellant.

Charles J. Crist, Jr., Attorney General, Robert I. Scanlan, Assistant Attorney General, Tallahassee; Parker Thomson, of Hogan & Hartson; Roger J. Marzulla, of Marzulla & Marzulla, Washington, D.C.; L. Linton Morgan, of Breazeale, Sachse & Wilson, Mandeville, LA; Teri L. Donaldson, John W. Costigan, Andrew J. Baumann, and Maureen Malvern, Office of General Counsel, Tallahassee;, for Appellees.

PER CURIAM.

AFFIRMED.

BARFIELD, ALLEN, and DAVIS, JJ., CONCUR.

NOT FINAL UNTIL TIME EXPIRES TO FILE MOTION FOR REHEARING AND DISPOSITION THEREOF IF FILED.